Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-249513) of Cancer Genetics, Inc. of our report dated April 15, 2019, relating to the consolidated financial statements of Cancer Genetics, Inc. and Subsidiaries as of December 31, 2018 and for the year then ended, before the effects of the adjustments for discontinued operations and a reverse stock-split, appearing in the Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ RSM US LLP

New York, NY

February 8, 2021